As filed with the Securities and Exchange Commission on February 25, 2019

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPS COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-2015127
(State of incorporation)	(IRS Employer Identification No.)

333 South Seventh Street, Suite 1000

Minneapolis, MN 55402

(Address of Principal Executive Offices) (Zip Code)

SPS COMMERCE, INC. 2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Copy to:

Archie C. Black President and Chief Executive Officer SPS Commerce, Inc. 333 South Seventh Street, Suite 1000 Minneapolis, MN 55402 (612) 435-9400	Jonathan R. Zimmerman Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 (612) 766-7000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	1,040,744 shares	$108.915	$113,352,633	$13,738.34

(1)

Represents shares of common stock issuable under the SPS Commerce, Inc. 2010 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that may be issued under the SPS Commerce, Inc. 2010 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of SPS Commerce, Inc. common stock as reported on the Nasdaq Global Market on February 20, 2019.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of SPS Commerce, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and

•	The description of the Company’s common stock contained in its registration statement on Form 8-A filed with the SEC on April 19, 2010, including any amendments or supplements thereto.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and amended (the “Exchange Act”) (except for information furnished and not filed with the Commission in a Current Report on Form 8-K) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this registration statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a corporation organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. The Company’s Amended and Restated Bylaws provide that it will indemnify and advance expenses to its directors and officers (and may choose to indemnify and advance expenses to other employees and other agents) to the fullest extent permitted by law; provided, however, that if the Company enters into an indemnification agreement with such directors or officers, such agreement controls.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

The Company’s Amended and Restated Certificate of Incorporation provides that its directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law. These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. The Company’s Amended and Restated Bylaws permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to the Company, regardless of whether the Company’s bylaws permit indemnification. The Company obtained a directors’ and officers’ liability insurance policy.

As permitted by the Delaware General Corporation Law, the Company entered into indemnity agreements with each of its directors that require it to indemnify such persons against various actions including, but not limited to, third-party actions where such director, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity. The Company indemnifies directors against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf such directors, and for any expenses actually and reasonably incurred by such directors in connection with such action, if such directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. The Company also advances to its directors expenses (including attorney’s fees) incurred by such directors in advance of the final disposition of any action after the receipt by the corporation of a statement or statements from directors requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the corporation.

The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the corporation of any action in connection with which a director seeks indemnification or advancement of expenses from the corporation, and provisions concerning the determination of entitlement to indemnification or advancement of expenses.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index preceding the signature page.

Item 9. Undertakings.

(a)    The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit	Description	Manner of Filing

4.1	Specimen Certificate representing shares of common stock of SPS Commerce, Inc.	Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-163476), filed with the SEC on March 5, 2010

4.2	Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-182097), filed with the SEC on June 13, 2012

4.3	Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2017

5.1	Opinion of Faegre Baker Daniels LLP	Filed electronically herewith

23.1	Consent of Faegre Baker Daniels LLP	Included in Exhibit 5

23.2	Consent of KPMG LLP	Filed electronically herewith

24	Powers of Attorney	Included on signature page

99.1	SPS Commerce, Inc. 2010 Equity Incentive Plan, as amended effective October 29, 2014	Incorporated by reference to Exhibit 10.6 to the Company’s Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 25, 2019.

SPS COMMERCE, INC.

By:	/s/ Kimberly K. Nelson
Name:	Kimberly K. Nelson
Title:	Executive Vice President and Chief Financial Officer

We, the undersigned officers and directors of SPS Commerce, Inc., hereby severally constitute Archie C. Black and Kimberly K. Nelson, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SPS Commerce, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Archie C. Black Archie C. Black	President, Chief Executive Officer and Director (principal executive officer)	February 25, 2019

/s/ Kimberly K. Nelson Kimberly K. Nelson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 25, 2019

/s/ Melvin L. Keating Melvin L. Keating	Director	February 25, 2019

/s/ Martin J. Leestma Martin J. Leestma	Director	February 25, 2019

/s/ Michael J. McConnell Michael J. McConnell	Director	February 25, 2019

/s/ James B. Ramsey James B. Ramsey	Director	February 25, 2019

/s/ Marty M. Reaume Marty M. Reaume	Director	February 25, 2019

/s/ Tami L. Reller Tami L. Reller	Director	February 25, 2019

/s/ Philip E. Soran Philip E. Soran	Director	February 25, 2019

/s/ Sven A. Wehrwein Sven A. Wehrwein	Director	February 25, 2019